Exhibit 99.1

Reinsurance Group of America, Incorporated 16600 Swingley Ridge Road, Chesterfield, Missouri 63017

RGA Appoints New Members to Board of Directors

ST. LOUIS, April 23, 2018 – Reinsurance Group of America, Incorporated (NYSE:RGA), a leading global life and health reinsurer, today announced the appointment of John J. Gauthier and Hazel M. McNeilage to its Board of Directors. The two independent directors will begin their service in July 2018. The addition of Mr. Gauthier and Ms. McNeilage increases the number of RGA directors to 11.

“I am very pleased to welcome John and Hazel to the RGA board. I am confident that their depth of financial services knowledge and unique perspectives will provide significant contributions to RGA’s strategic initiatives,” said Anna Manning, President and Chief Executive Officer, RGA.

“The addition of John and Hazel to the RGA board will strengthen our background and experience as we provide insight and support for the company,” said J. Cliff Eason, Chairman of the Board of Directors. “Their combined experience in investment and portfolio management will be a valuable contribution to the board and ultimately to RGA.”

John J. Gauthier, CFA

Mr. Gauthier has nearly 30 years of experience in the financial services and insurance industries. Most recently, he served as President of Allied World Financial Services and as Executive Vice President and Chief Investment Officer of Allied World Assurance Company Holdings, AG. Prior to his roles at Allied, Mr. Gauthier was Managing Director, Global Head of Insurance Fixed Income Asset Management at Goldman, Sachs & Co. where he was responsible for the portfolio construction and oversight of all insurance fixed income assets.

Earlier in his career he held positions at Conning Asset Management Company, General Reinsurance/New England Asset Management and The Travelers Insurance Companies. He is a Chartered Financial Analyst and holds an MBA from the University of Pennsylvania.

Hazel M. McNeilage, BSc, FIA, FIAA

In her current role, Ms. McNeilage is Managing Director, EMEA for Northern Trust Asset Management (NTAM) and is responsible for NTAM’s business across Europe, the Middle East, and Africa. Prior to her role at NTAM, she provided strategic input into asset management acquisitions and global distribution strategy for Northill Capital Partners and held positions at QIC (Brisbane, Australia), Principal Global Investors, and Towers Perrin.

Ms. McNeilage graduated from the University of Lancaster, England, is a fellow in the actuarial institutes in the U.K. and Australia, and a Board Leadership Fellow of the National Association of Corporate Directors.

About RGA

Reinsurance Group of America, Incorporated (RGA), a Fortune 500 company, is among the leading global providers of life reinsurance and financial solutions, with approximately $3.3 trillion of life reinsurance in force and assets of $60.5 billion as of December 31, 2017. Founded in 1973, RGA is recognized for its deep technical expertise in risk and capital management, innovative solutions, and commitment to serving its clients. With headquarters in St. Louis, Missouri and operations around the world, RGA delivers expert solutions in individual life reinsurance, individual living benefits reinsurance, group reinsurance, health reinsurance, facultative underwriting, product development, and financial solutions. To learn more about RGA and its businesses, visit the company’s website at www.rgare.com.

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FOR MORE INFORMATION:

Jeff Hopson

Senior Vice President, Investor Relations

636-736-2068

jhopson@rgare.com

Lynn Phillips

Vice President, Corporate Communications

636-736-2351

lphillips@rgare.com

Lizzie Curry

Public Relations Manager

636-736-8521

lizzie.curry@rgare.com